EXHIBIT 10.1

CONSULTING SERVICES AGREEMENT

        This Consulting Services Agreement (“Agreement”) is effective as of the 22nd day of June, 2000 (the “Effective Date”), by and between Peritus Software Services, Inc. (“Peritus”), a Massachusetts corporation, with its principal place of business at 112 Turnpike Road, Suite 111, Westborough, MA 01581 and Dominic K. Chan (“Client”), with a principal place of business at 5 Gilboa Lane, Nashua, NH 03060.

        Peritus and Client agree that the following terms and conditions will apply to the services provided by Peritus for Client as specified in Statement of Work No. 1, attached hereto and incorporated herein by reference, and any future Statement of Work which may be agreed to in writing between the parties (the “Services”).

        1.    Term and Termination.    The Agreement shall commence as of the Effective Date and shall remain in effect unless terminated in accordance with the provisions of this paragraph. Either party may terminate this Agreement or the Services performed hereunder for any reason upon notice to the other party. Peritus’ performance of Services hereunder shall continue until the effective date of termination and Client shall be obligated to pay Peritus for all Services performed through such termination date. Upon termination of this Agreement or any Services performed hereunder, each party shall promptly return to the other all data, material, and other properties of the other party.

        2.    Site of Services.    The Services provided under this Agreement shall be performed at the offices of Peritus in Westborough, MA unless otherwise agreed upon by the parties in the applicable Statement of Work.

        3.    Fees and Payment Terms.    In consideration of the Services rendered by Peritus hereunder, Client will pay to Peritus a fee(s) as set forth in the applicable Statement of Work. Such fee(s) will be invoiced upon completion of the Services (or on a monthly basis if Services are being performed for longer than a month) and shall be due upon receipt of such invoice(s).

        4.    Expenses.    Any out-of-pocket expenses incurred by Peritus shall be paid by Client promptly after receipt of an invoice therefor. Out-of-pocket expenses shall mean any reasonable and documented expenses incurred in connection with the performance of the Services under this Agreement such as travel, meals and lodging expenses, in the event the Services are to be performed at a location other than the offices of Peritus. All travel by Peritus staff shall be in accordance with Peritus’ standard policies governing travel and business expenses.

        5.    Confidentiality.    Peritus agrees to treat any information received from Client during the performance of Services hereunder which has been identified in writing as confidential or proprietary in the same manner as it would treat its own confidential or proprietary information of a similar nature and shall not disclose such information except to those employees or agents with a need to know. The foregoing shall not apply to information which (i) is publicly known through no breach of the confidentiality provisions of this Agreement by Peritus, (ii) was previously known by or in the possession of Peritus without use of confidential or proprietary information obtained though the performance of Services under this Agreement, (iii) is independently developed by Peritus without use of confidential or proprietary information obtained through the performance of Services under this Agreement, (iv) is approved for release by written authorization by Client, or (v) is released by Peritus pursuant to a good faith adherence to a court order. The confidentiality obligations imposed herein shall extend for a period of three (3) years following disclosure of the confidential and proprietary information to Peritus.

        6.    Ownership Rights.    Client shall retain all right, title and interest in and to (i) any deliverable or work product that is developed specifically and exclusively for Client pursuant to any fully-executed Statement of Work to this Agreement and (ii) any materials furnished by Client to Peritus under this Agreement.

        Except as set forth in the previous paragraph, Peritus retains all right, title and interest in and to any software, methods, techniques, systems, data and materials used or developed by it in the performance of the Services. Peritus shall retain all rights to and be entitled to use, disclose, and otherwise employ any and all ideas, concepts, know-how, knowledge bases, methods, techniques, processes, skills, and adaptations, including generalized features of sequence, structure, and organization, in conducting its business, providing the Services or pertaining to its software or methodologies. Nothing in this Agreement shall be deemed to implicitly or explicitly grant any license or other right to Client to use, possess, copy or own any of Peritus’ software, products, processes, techniques, methodologies, knowledge bases or intellectual property. This Agreement shall not limit Peritus’ ability to market, develop and provide functionally comparable deliverables, work products or services to others based on the same general concepts, techniques and routines as are used hereunder. This Agreement shall not preclude Peritus from developing or providing deliverables, work products or services which are competitive to deliverables, work products or services which might be provided to Client, irrespective of their similarity.

        7.    Limitation of Liability.    Peritus’ liability for any and all claims of damages arising out of this Agreement shall be limited to direct damages and shall not exceed the amount paid to Peritus for the performance of Services hereunder.

        IN NO EVENT SHALL PERITUS BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING ANY DAMAGES RESULTING FROM THE LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS, OR LOSS OF BUSINESS, EVEN IF PERITUS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        8.    Warranty of Performance.    Peritus warrants that the Services performed under this Agreement will be performed in a good and workmanlike manner, subject to the supervision and instructions provided by Client, and that the Services will be performed substantially as specified under this Agreement.

        THE EXPRESS WARRANTY SET FORTH IN THIS SECTION 8 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        9.    Non-Solicitation.    The parties agree that during the performance of Services by Peritus hereunder and for a period of one year thereafter, neither party shall directly or indirectly solicit, hire or otherwise retain as an employee or independent contractor, a staff member of the other party or a former staff member who was assigned to such Services.

        10.    General.    The provisions of paragraphs 1, 5, 6, 7, 8, 9 and 10 shall survive any termination or expiration of this Agreement. This Agreement and any fully-executed Statement of Work attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersede any and all oral and prior written agreements, understandings and quotations relating thereto. No alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by officers of the parties. Printed terms and conditions on Client’s purchase order(s) shall not apply to the Services performed hereunder. This Agreement will be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, U.S.A.

        The Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

Client: Dominic K. Chan By: (Authorized Signature) Name: Title: Date:	Peritus Software Services, Inc. By: (Authorized Signature) Name: Title: Date: